Exhibit 10.1

EXECUTION COPY

$375,000,000

CREDIT AGREEMENT

among

STANDARD AERO HOLDINGS, INC.

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

LEHMAN COMMERCIAL PAPER INC. and CREDIT SUISSE FIRST BOSTON,

as Co-Syndication Agents

and

JPMORGAN CHASE BANK,

as Administrative Agent

Dated as of August 24, 2004

J.P. MORGAN SECURITIES INC. and LEHMAN BROTHERS INC., as Joint Lead Arrangers and Joint
Bookrunners

i

SCHEDULES:

1.1A	Commitments
1.1B	Real Property
1.1C	Non-Subsidiary Guarantors
4.4	Consents, Authorizations, Filings and Notices
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.8	Existing Investments

EXHIBITS:

A-l	Form of Guarantee and Collateral Agreement
A-2	Form of CDN Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F	Form of Legal Opinion of Latham & Watkins LLP
G	Form of Exemption Certificate
H	Form of Solvency Certificate

     CREDIT AGREEMENT (this “Agreement”), dated as of August 24, 2004, among STANDARD AERO HOLDINGS, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”). Lehman Commercial Paper Inc. and Credit Suisse First Boston, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMorgan Chase Bank, as Administrative Agent.

     The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

     “Accounting Changes”: as defined in Section 10.17.

     “Acquisition Agreement”: that certain Agreement Relating to the Sale and Purchase of the Entire Issued and Outstanding Capital Stock of Dunlop Standard Aerospace Group (U.S.), Inc., Standard Aero Limited, Standard Aero (Asia) PTE Limited, Standard Aero (Australia) PTY Limited and Dunlop Standard Aerospace (Nederland) BV, dated as of July 5, 2004, by and among the Borrower, the Vendors (as listed therein), and Meggitt Acquisition Limited.

     “Adjustment Date”: as defined in the Pricing Grid.

     “Administrative Agent”: JPMorgan Chase Bank, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and, for purposes of Section 9, shall include affiliates of JPMorgan Chase Bank as the arranger of the Commitments.

     “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     “Agents”: the collective reference to the Co-Syndication Agents and the Administrative Agent.

     “Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

     “Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the total Aggregate Exposures of all Lenders at such time.

     “Agreed Purposes”: as defined in Section 10.15.

     “Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     “Annual Operating Budget”: as defined in Section 6.2(c).

     “Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.50%	2.50%
Term Loans	1.50%	2.50%

     provided, that on and after the first Adjustment Date occurring after the completion of the fiscal quarter of the Borrower ending March 31, 2005, the Applicable Margins with respect to Term Loans, Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

     “Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

     “Approved Fund”: as defined in Section 10.6(b).

     “Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding (i) any such Disposition permitted by clause (a), (b), (c), (d), (g), (h), (i), (j) or (k) of Section 7.5 and (ii) any such Disposition which is a Recovery Event) which yields Net Cash Proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

     “Assignee”: as defined in Section 10.6(b).

     “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

     “Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Revolving Lender’s Revolving Extensions of Credit for the purpose of determining such Revolving Lender’s

Available Revolving Commitments pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

     “Benefitted Lender”: as defined in Section 10.7(a).

     “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

     “Borrower”: as defined in the preamble hereto.

     “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

     “Business”: the provision of aircraft repair and/or aircraft engine repair, overhaul, maintenance, modification and parts and fueling services, maintenance, repair and overhaul facility redesign services, and the repair and overhaul of engines in industrial services.

     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

     “Canadian Benefit Plans”: all material employee benefit plans maintained or contributed to by the Borrower or any of its Subsidiaries that are not Canadian Pension Plans including, without limitation, all profit sharing, savings, post-retirement, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Borrower or its Subsidiaries employed in Canada participate or are eligible to participate.

     “Canadian Pension Plans”: a “registered pension plan” as defined in the Income Tax Act (Canada) established, maintained or contributed to by the Borrower or any of its Subsidiaries for its employees or former employees employed in Canada.

     “Canadian Security Documents”: collectively, the CDN Guarantee and Collateral Agreement, the Quebec Security Documents, any Mortgages executed by any Canadian Subsidiary Guarantor and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property located in Canada or on any Property of any Canadian Subsidiary Guarantor to secure the obligations and liabilities of any Canadian Subsidiary Guarantor under any Loan Document, as the same may be amended, supplemented or otherwise modified from time to time.

     “Canadian Subsidiary Guarantor”: each Subsidiary Guarantor organized, incorporated or formed under the laws of Canada or one of the provinces thereof.

     “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to a capital lease but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person, provided, that in any event the term “Capital Expenditures” shall exclude (i) any Permitted Acquisition, (ii) any expenditures to the extent financed with the proceeds of an Equity Issuance or Indebtedness (other than Loans) or any Reinvestment

Deferred Amount (iii) any expenditures for the purchase of Engine Pool Assets, and (iv) any expenditures on the GE CF34 Series Engine Platform Program, not to exceed an aggregate amount of $10,000,000 per fiscal year for each of the Borrower’s 2005, 2006, 2007, 2008 and 2009 fiscal years on a net of sales basis; provided, however, that all such expenditures under this clause (iv) shall not exceed $30,000,000 in the aggregate.

     “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

     “Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000.

     “CDN Guarantee and Collateral Agreement”: the CDN Guarantee and Collateral Agreement to be executed and delivered by each Canadian Subsidiary Guarantor, substantially in the form of Exhibit A-2, as the same may be amended, supplemented or otherwise modified from time to time.

     “Certificated Security”: as defined in the Guarantee and Collateral Agreement.

     “Chattel Paper”: as defined in the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as applicable.

     “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied and the initial Loans hereunder shall have been funded, which date is August 24, 2004.

     “Code”: the Internal Revenue Code of 1986, as amended from time to time.

     “Co-Investors”: any co-investors designated by the Sponsor who may own, directly or indirectly, no more than 2.5%, individually, and 15%, in the aggregate, of the Capital Stock of Holdings but excluding transferees who are not Private Investors.

     “Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

     “Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

     “Commitment Fee Rate”: 1/2 of 1% per annum; provided, that on and after the first Adjustment Date occurring after the completion of the fiscal quarter of the Borrower ending March 31, 2005, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     “Commonly Controlled Plan”: as defined in Section 4.13(b).

     “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

     “Confidential Information”: as defined in Section 10.15.

     “Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

     “Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Borrower and its Subsidiaries and (b) without duplication, all Indebtedness consisting of Revolving Loans or Swingline Loans, to the extent otherwise included therein.

     “Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Net Interest Expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including commitment and administrative fees and charges with respect to the Facilities), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such

Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges, expenses or losses, (g) restructuring and integration costs, (h) stock-option based compensation expenses, (i) transaction fees and expenses not to exceed 10% of Consolidated EBITDA in any fiscal year, and (j) all fees and expenses paid pursuant to the Management Agreement and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Net Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis; provided, that for purposes of calculating Consolidated EBITDA of the Borrower and its Subsidiaries for any period, (i) the Consolidated EBITDA (determined in accordance with GAAP) of any Person acquired by the Borrower or its Subsidiaries during such period shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period, and assuming any cost savings to the extent permitted under Regulation S-X of the Exchange Act or otherwise approved by the Administrative Agent if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent and (ii) the Consolidated EBITDA of any Person Disposed of by the Borrower or its Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period). For purposes of determining compliance with the financial covenants set forth in Section 7.1, any equity contribution made to the Borrower by Holdings after the Closing Date and prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be deemed to increase, dollar for dollar, Consolidated EBITDA for such fiscal quarter for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (a) Specified Equity Contributions may be made in no more than two fiscal quarters (which may be consecutive) in an amount not to exceed $10,000,000 for either such fiscal quarter and (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants set forth in Section 7.1.

     “Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.

     “Consolidated Net Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Net Interest Expense of the Borrower and its Subsidiaries for such period.

     “Consolidated Net Interest Expense”: of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries, minus (b) total cash interest income of such Person and its Subsidiaries for such period, in each case determined in accordance with GAAP.

     “Consolidated Total Leverage”: at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, minus the amount of cash and Cash Equivalents (other than any restricted cash or Cash Equivalents) held by the Borrower and its Subsidiaries on such date, in each case determined on a consolidated basis in accordance with GAAP.

     “Consolidated Total Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Total Leverage on such day to (b) Consolidated EBITDA of the Borrower and its Subsidiaries for such period.

     “Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

     “Continuing Directors”: the directors of Holdings on the Closing Date and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by at least 51% of the then Continuing Directors or such other director receives the vote of the Private Investors in his or her election by the shareholders of Holdings.

     “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

     “Co-Syndication Agents”: as defined in the preamble hereto.

     “Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Derivatives Counterparty”: as defined in Section 7.6.

     “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

     “Dollars” and “$”: dollars in lawful currency of the United States.

     “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

     “Engine Pool Assets”: engines, modules and/or components held by the Borrower or any of its Subsidiaries for sale, lease or rental in the ordinary course of business.

     “Environmental Laws”: any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or may at any time hereafter be, in effect.

     “Environmental Permits”: any and all permits, licenses, approvals, registrations, exemptions and other authorizations required under any Environmental Law.

     “Equity Issuance”: any issuance by any Group Member of its Capital Stock in a public offering.

     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., local time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

     “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest l/100th of 1%):

Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

     “Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

     “Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

     “Excess Cash Flow”: for any fiscal year of the Borrower, the difference, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year and (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income minus, (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income (including, without limitation, deferred tax credits), (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures permitted under this Agreement and Permitted Acquisitions (other than to the extent any such Capital Expenditure or Permitted Acquisition is made with the proceeds of Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Indebtedness (including, without limitation, the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) fees and expenses incurred in connection with the closing of the Acquisition, the Senior Subordinated Notes or the Loan Documents, (viii) purchase price adjustments paid or received in connection with the Acquisition or any Permitted Acquisition, (ix) the net amount of Investments made during such period pursuant to Section 7.8 and (x) cash expenditures excluded from the definition of Capital Expenditures pursuant to the proviso thereto in connection with Engine Pool Assets and the GE CF34 Series Engine Platform Program.

     “Excess Cash Flow Application Date”: as defined in Section 2.12(c).

     “Excess Cash Flow Percentage”: 50%; provided, that, with respect to each fiscal year of the Borrower ending on or after December 31, 2005, the Excess Cash Flow Percentage shall be reduced to 25% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is not greater than 4.5 to 1.0 and reduced further to 0% if the Consolidated Total Leverage as of the last day of such fiscal year is not greater than 3.5 to 1.0.

     “Excluded Foreign Subsidiaries”: (a) any Foreign Subsidiary in respect of which the guaranteeing by such Subsidiary of (or the granting by such Subsidiary of a Lien on any of its assets to secure) the Obligations would result in a violation or breach of any Requirement of Law, (b) the Subsidiaries listed on Schedule 1.1C and (c) any Foreign Subsidiary that is not, directly or indirectly, owned by Standard Aero Canada, Inc.

     “Existing Credit Agreement”: that certain Credit Agreement dated July 31, 1998, by and among Dunlop Standard Aerospace Group Limited and certain of its subsidiaries, as amended, providing for senior secured facilities in an initial aggregate principal amount of £262,000,000,

     “Existing Notes”: the collective reference to (i) those certain 11 7/8% Senior Notes due 2009 issued by Dunlop Standard Aerospace Holdings plc on May 13, 1999 in the aggregate principal amount of $225,000,000, and (ii) those certain 11 7/8% Senior Notes due 2009 issued by Dunlop Standard Aerospace Holdings plc on February 4, 2004 in the aggregate principal amount of $120,000,000.

     “Facility”: each of (a) the Term Commitments and the Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

     “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank from three federal funds brokers of recognized standing selected by it.

     “Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

     “Foreign Cash Equivalents”: (a) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community or Canada or any subdivision thereof, whose short-term commercial paper rating from S&P is at least A-l or the equivalent thereof or from Moody’s is at least P-l or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition, (b) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either S&P’s or Moody’s and (c) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (a) and (b) above.

     “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

     “Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a), (c) and (e) of the definition of “Indebtedness” in this Section.

     “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

     “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1(b).

     “GE CF34 Series Engine Platform Program”: the implementation of a program to support the maintenance, repairs and overhaul of GE CF34 series engines.

     “Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self regulatory organization (including the National Association of Insurance Commissioners).

     “Group Members”: the collective reference to Holdings, the Borrower and their respective Subsidiaries.

     “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Holdings, the Borrower and each non-Canadian Subsidiary Guarantor, substantially in the form of Exhibit A-l, as the same may be amended, supplemented or otherwise modified from time to time.

      “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.

“Hedge Agreements ”: all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

     “Holdings”: Standard Aero Acquisition Holdings, Inc., a Delaware corporation.

     “Immaterial Subsidiary”: on any date, any subsidiary of the Borrower that has less than $10,000,000 in book value of net assets as reflected on the most recent financial statements delivered pursuant to Section 6.1 prior to such date.

      “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables and similar obligations incurred in the ordinary course of such Person’s business and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, except for agreements with directors, officers and employees to acquire such Capital Stock upon the death or termination of employment of such director, officer or employee, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness).

     “Indebtedness for Borrowed Money”: to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments, (ii) obligations under Capital Leases, (iii) reimbursement obligations for letters of credit and financial guarantees (without duplication), (other than ordinary course of business contingent reimbursement obligations) and (iv) the deferred purchase price of property or services (except for accounts payable, deferred compensation arrangements and accrued expenses and receipt of progress and advance payments related to such purchase price, in each case arising in the ordinary course of business).

     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     “Insolvent”: pertaining to a condition of Insolvency.

     “Instrument”: as defined in the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as applicable.

     “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

     “Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the third Business Day following the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

     “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of each affected Lender under the relevant Facility) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

     (ii) any Interest Period that would otherwise extend beyond the scheduled Revolving Termination Date or beyond the date final payment is due on the Term Loans shall end on the Revolving Termination Date or such due date, as applicable; and

     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          “Investments”: as defined in Section 7.8.

          “Issuing Lender”: (a) JPMorgan Chase Bank or (b) any other Revolving Lender from time to time designated by the Borrower as an Issuing Lender with the consent of such other Revolving Lender and the Administrative Agent (such consent of the Administrative Agent not to be unreasonably withheld, conditioned or delayed).

          “Judgment Conversion Date”: as defined in Section 10.13(a).

          “Judgment Currency”: as defined in Section 10.13(a).

          “L/C Commitment”: $15,000,000.

          “L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed.

          “L/C Participants”: the collective reference to all the Revolving Lenders other than the applicable Issuing Lender.

          “Lead Arranger”: J.P. Morgan Securities Inc.

          “Lenders”: as defined in the preamble hereto.

          “Letters of Credit”: as defined in Section 3.1 (a).

          “Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, it is understood and agreed that any Loan Party may, as part of its business, grant licenses to third parties to use Intellectual Property owned or developed by a Loan Party. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent and each Lender understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

      “Loan”: any loan made by any Lender pursuant to this Agreement.

     “Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.

     “Loan Parties”: Holdings, the Borrower and each Subsidiary Guarantor.

     “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

     “Majority Revolving Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Facility.

     “Management Agreement”: the Management Agreement, dated as of the date hereof, by and among Holdings, the Borrower and the Sponsor, as in effect on the Closing Date and as modified from time to time with the consent of the Administrative Agent.

     “Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or financial condition of the Borrower and its subsidiaries taken as a whole, or (b) the validity or enforceability of the Loan Documents or the material rights and remedies of the Administrative Agent and the Lenders thereunder, in each case, taken as a whole.

     “Material Environmental Amount”: an amount or amounts payable by the Borrower and/or any of its Subsidiaries, in the aggregate in excess of $5,000,000, for (a) costs to cure any violation of any Environmental Law, (b) costs of any investigation, and any remediation, of any contamination caused by Material of Environmental Concern, and (c) compensatory damages (including, without limitation, damages to natural resources), fines and penalties pursuant to any Environmental Law.

     “Material Subsidiary” any Subsidiary that is not an Immaterial Subsidiary.

     “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to, or that could give rise to liability under, any Environmental Law.

     “Moody’s”: Moody’s Investors Service.

     “Mortgaged Properties”: the owned real properties listed on Schedule 1 .1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

     “Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

     “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3)of ERISA.

     “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, consulting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of Funded Debt, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

     “Netherlands Security Documents”: the Deed of Pledge on Registered Shares of Standard Aero BV, the Deed of Pledge on Registered Shares of Dunlop Standard Aerospace (Nederland) B.V., the Deed of Undisclosed Pledge of Receivables, the Deed of Non-Possessory Pledge of Movables, in each case as executed by the applicable Netherlands Subsidiary Guarantor or other Loan Party, any Mortgages executed by any Netherlands Subsidiary Guarantor and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property located in the Netherlands or on any Property of any Netherlands Subsidiary Guarantor to secure the obligations and liabilities of such Netherlands Subsidiary Guarantor under any Loan Document, as the same may be amended, supplemented or otherwise modified from time to time.

     “Netherlands Subsidiary Guarantors”: each Subsidiary Guarantor organized, incorporated or formed under the laws of Netherlands.

     “Non-Excluded Taxes”: as defined in Section 2.20(a).

     “Non-U.S. Lender”: as defined in Section 2.20(d).

     “Note”: any promissory note evidencing any Loan.

      “Obligation Currency”: as defined in Section 10.13(a).

     “Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or (to the extent the Borrower so agrees in the applicable agreements therefor) cash management arrangements with Lenders or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (a) obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement or cash management agreement (if applicable) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or cash management agreement (if applicable).

     “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Payment Amount”: as defined in Section 3.5.

     “Participant”: as defined in Section 10.6(c).

     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

     “Permitted Acquisition”: (i) any acquisition approved by the Required Lenders or (ii) any acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the Capital Stock, or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, if such acquisition described in this clause (ii) complies with the following criteria:

     (a) No Default or Event of Default shall be in effect after giving effect to such acquisition.

     (b) After giving effect to the consummation of such acquisition and to the incurrence of any Indebtedness associated therewith, the Borrower shall be in pro forma compliance with Section 7.1 (calculated as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which such acquisition is consummated, giving pro forma effect to such acquisition and the issuance of the related Indebtedness).

     (c) The Person, division, product line or line of business acquired in such acquisition (the “Target”) shall be in the Business or a line of business reasonably related thereto.

     (d) At least five Business Days prior to the consummation of such acquisition (i) the Administrative Agent shall have received (A) financial projections in respect of the Target for the one-year period following the consummation of such acquisition and (B) such financial information as it shall reasonably request to demonstrate pro forma compliance with the financial criteria set forth in paragraph (b) above, (ii) the Administrative Agent shall have received final copies of the documentation to be executed in connection with such acquisition, including all schedules and exhibits thereto and (iii) the Administrative Agent shall have received notice of the closing date for such acquisition; provided, that, such notice shall be given unless doing so would materially interfere with, or would cause materially adverse economic consequences with respect to, the consummation of such acquisition.

     (e) After giving effect to any such acquisition, the aggregate Available Revolving Commitments shall be at least $15,000,000.

     “ Permitted Seller Note”: a promissory note containing subordination and other provisions reasonably acceptable to the Administrative Agent, representing Indebtedness of the Borrower or any Subsidiary incurred in connection with any acquisition permitted under Section 7.8(f) and payable to the seller in connection therewith.

     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Borrower or any of its Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

     “Pledged Securities”: as defined in the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as applicable.

     “Pledged Stock”: as defined in the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as applicable.

     “Pricing Grid”: the table set forth below.

				Applicable
	Applicable			Margin for
	Margin for	Applicable	Applicable	Revolving
	Term Loans	Margin for	Margin for	Loans and
	that are	Term Loans	Revolving Loans	Swingline
Consolidated Total	Eurodollar	that are	that are Eurodollar	Loans that are	Commitment
Leverage Ratio	Loans	ABR Loans	Loans	ABR Loans	Fee Rate
X≥ 5.00 : 1.00	2.50%	1.50%	2.50%	1.50%	0.50%
4.50: 1.00≤X<5.00 : 1.00	2.25%	1.25%	2.25%	1.25%	0.50%
4.00: 1.00 ≤X< 4.50 : 1.00	2.25%	1.25%	2.00%	1.00%	0.50%
X<4.00 : 1.00	2.25%	1.25%	1.75%	0.75%	0.375%

     Changes in the Applicable Margin with respect to Term Loans, Revolving Loans and Swingline Loans resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 5.00 to 1. In addition, at all times while an Event of Default set forth in Section 8(a) or 8(f) shall have occurred and be continuing, the Consolidated Total Leverage Ratio shall for the purposes of this Pricing Grid be deemed to be greater than 5.00 to 1. Each determination of the Consolidated Total

Leverage Ratio pursuant to this Pricing Grid shall be made for the periods and in the manner contemplated by Section 7.1 (a).

     “Private Investors”: the collective reference to the Sponsor, any Co-Investors and their respective Affiliates and the directors, officers and other employees of Holdings and its Subsidiaries.

     “Pro Forma Balance Sheet”: as defined in Section 4.1 (a).

     “Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

     “Purchase Card Arrangements”: any arrangements by a Loan Party to provide company-paid credit cards that permit certain employees to make purchases in respect of inventory associated with the T-56 Engine and Accessories Support Sub-Contract from the Defense Logistics Agency on behalf of such Loan Party.

     “Quebec Security Documents”: the Quebec hypothecs (together with all bonds and pledge agreements related thereto) to be executed and delivered by Standard Aero Limited/Standardaero Limitée and any other Loan Party as reasonably required by the Administrative Agent, as applicable, as the same may be amended, supplemented or otherwise modified from time to time.

     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Subsidiary, in an amount for each such event exceeding $10,000,000.

     “Refunded Swingline Loans”: as defined in Section 2.7.

     “Register”: as defined in Section 10.6(b)(iv).

     “Regulation H”: Regulation H of the Board as in effect from time to time.

     “Regulation U”: Regulation U of the Board as in effect from time to time.

     “Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

     “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.

     “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

     “Reinvestment Notice”: a written notice signed on behalf of the Borrower by a Responsible Officer stating that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

     “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.

     “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring one year after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date on which the Borrower shall have determined not to acquire assets useful in the Borrower’s business with such portion of such Reinvestment Deferred Amount.

     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

     “Representatives”: as defined in Section 10.15.

     “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

     “Required Prepayment Lenders”: the Majority Facility Lenders in respect of the Term Facility.

     “Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     “Responsible Officer”: the chief executive officer, president, senior vice president – finance or chief financial officer (or similar title) of Holdings or the Borrower, and, with respect to financial matters, the chief financial officer, senior vice president – finance, or Treasurer (or similar title) of Holdings or the Borrower.

     “Restricted Payments”: as defined in Section 7.6.

     “Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $50,000,000.

     “Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

     “Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c)

such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

     “Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

     “Revolving Loans”: as defined in Section 2.4(a).

     “Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding, provided, that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Extensions of Credit, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

     “Revolving Termination Date”: August 24, 2010.

     “S&P”: Standard & Poor’s Ratings Group.

     “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

     “Securities”: as defined in the CDN Guarantee and Collateral Agreement.

     “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Canadian Security Documents, the Netherlands Security Documents, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Loan Party to secure the obligations and liabilities of any Loan Party under any Loan Document.

     “Senior Subordinated Note Indenture”: the Indenture entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes as the same may be amended, supplemented or otherwise modified from time to time.

     “Senior Subordinated Notes”: the subordinated notes of the Borrower issued on the Closing Date and any exchange notes issued in replacement thereof, in each case pursuant to the Senior Subordinated Note Indenture.

     “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     “Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     “Specified Cash Management Arrangement”: as defined in the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as applicable.

     “Specified Change of Control”: a “Change of Control” (or any other defined term having the same purpose) as defined in the Senior Subordinated Note Indenture.

     “Specified Hedge Agreement”: any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any affiliate thereof at the time such Hedge Agreement was entered into, as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of the Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as the case may be. For the avoidance of doubt, all Hedge Agreements in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender shall constitute Specified Hedge Agreements.

     “Sponsor”: TC Group L.L.C., a Delaware limited liability company, and any Affiliates thereof.

     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Subsidiary Guarantor”: each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.

     “Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $5,000,000.

     “Swingline Lender”: JPMorgan Chase Bank, in its capacity as the lender of Swingline Loans.

     “Swingline Loans”: as defined in Section 2.6.

     “Swingline Participation Amount”: as defined in Section 2.7.

     “T-56 Engine and Accessories Support Sub-Contract”: the agreement, dated as of September 23, 1998, between Standard Aero (San Antonio), Inc. and Kelly Aviation Center.

     “Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Term Commitments is $325,000,000.

     “Term Lender”: each Lender that has a Term Commitment or that holds a Term Loan.

     “Term Loan”: as defined in Section 2.1.

     “Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

     “Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

     “Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

     “Transaction”: as defined in Section 5.1 (b).

     “Transferee”: any Assignee or Participant.

     “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

     “United States”: the United States of America.

     “Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state or province.

     1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

     (c) The words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

     2.1 Term Commitments. Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

     2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the day of the anticipated Closing Date) requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. The Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 1:00 P.M., New York City time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

     2.3 Repayment of Term Loans. The Term Loan of each Term Lender shall mature in consecutive quarterly installments, commencing on December 31, 2004, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount
December 31, 2004	$812,500
March 31, 2005	$812,500
June 30, 2005	$812,500
September 30, 2005	$812,500
December 31, 2005	$812,500
March 31, 2006	$812,500
June 30, 2006	$812,500
September 30, 2006	$812,500
December 31, 2006	$812,500
March 31, 2007	$812,500
June 30, 2007	$812,500
September 30, 2007	$812,500
December 31, 2007	$812,500
March 31, 2008	$812,500
June 30, 2008	$812,500
September 30, 2008	$812,500
December 31, 2008	$812,500
March 31, 2009	$812,500
June 30, 2009	$812,500
September 30, 2009	$812,500
December 31, 2009	$812,500

Installment	Principal Amount
March 31, 2010	$812,500
June 30, 2010	$812,500
September 30, 2010	$812,500
December 31, 2010	$812,500
March 31, 2011	$812,500
June 30, 2011	$812,500
September 30, 2011	$812,500
December 31, 2011	$75,562,500
March 31, 2012	$75,562,500
June 30, 2012	$75,562,500
August 24, 2012	$75,562,500

     2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13.

     (b) The Borrower shall repay all outstanding Revolving Loans on the Revolving Termination Date.

     2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 1:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans; provided that no more than $10,000,000 of Revolving Loans may be made on the Closing Date. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $500,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 2:00 P.M., New York City time (or 3:30 P.M., New York City time in the case of same-day borrowings of ABR Loans) on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

     2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

     (b) The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Termination Date.

     2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 12:00 Noon, New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent or as otherwise directed by the Borrower on such Borrowing Date in immediately available funds.

     (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans.

     (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

     (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

     (e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

     2.8 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Lender or Term Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Loan of such Revolving Lender outstanding on the Revolving Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (ii) the principal amount of each outstanding Term Loan of such Term Loan Lender in installments according to the relevant amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

     (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

     2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

     (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent.

     2.10 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

     2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 1:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof (in the case of prepayments of ABR Loans) or $1,000,000 or a whole multiple of $500,000 in excess thereof (in the case of prepayments of Eurodollar Loans) and shall be subject to the provisions of Section 2.18. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $50,000 or a whole multiple of $50,000 in excess thereof.

     2.12 Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of the receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).

     (b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall for its own account receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Term Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.12(d).

     (c) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2005, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the Excess Cash Flow Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.12(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the date on which the financial statements of the Borrower referred to in Section 6.1 (a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

     (d) Amounts to be applied in connection with prepayments and made pursuant to Section 2.12 above shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. The application of any prepayment pursuant to Section 2.12 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

     2.13 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

     2.14 Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

     2.15 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

     (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

     (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

     (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

     2.16 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

     (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

     2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

     (a) the Administrative Agent shall have determined (which determination shall be presumptively correct absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

     (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that by reason of any changes arising after the date of this Agreement the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which action the Administrative Agent will take promptly after the conditions giving rise to such notice no longer exist), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

     2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders. Each payment (including prepayments) in respect of principal or interest in respect of the Term Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Term Lenders pro rata according to the respective amounts then due and owing to such Lenders.

     (b) Each optional prepayment of the Term Loans shall be applied as specified by the Borrower. Each mandatory prepayment by the Borrower on account of principal of and interest on the Term Loans shall be applied first, to any installments coming due within 12 months of the date of such prepayment in direct order of maturity and, second, ratably to the respective remaining installments thereof. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

     (c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

     (d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

     (e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against any defaulting Lender.

     (f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

     2.19    Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority first made, in each case, subsequent to the date hereof:

     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

     (iii) shall impose on such Lender any other condition not otherwise contemplated hereunder;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within ten Business Days after the Borrower’s receipt of a reasonably detailed invoice therefor (showing with reasonable detail the calculations thereof), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

     (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority first made, in each case, subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a reasonably detailed written request therefor (consistent with the detail provided by such Lender to similarly situated borrowers), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

     (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Obligations.

     2.20 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income taxes, levies, imposts, duties, charges, fees, deductions, withholdings or Other Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded

Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that become payable by the Administrative Agent or any Lender as a result of any such failure.

     (d) Each Lender (or Transferee) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Borrower and to the Lender from which the related participation shall have been purchased) (i) two accurate and complete copies of IRS Form W-8ECI or W-8BEN, or, (ii) in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a statement substantially in the form of Exhibit G and two accurate and complete copies of IRS Form W-8BEN, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, United States federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

     (e) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.20 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

     (f) The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

     2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits) that such Lender may actually sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.

     2.22 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case, first made after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall promptly give notice thereof to the Administrative Agent and the Borrower, and (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall be suspended during the period of such illegality and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

     2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

     2.24 Replacement of Lenders. The Borrower shall be permitted to replace with a financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19, 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of this section is materially greater than requests made by other Lenders) or gives a notice of illegality pursuant to Section 2.22, (b) defaults in its obligation to make Loans hereunder, or (c) that has refused to consent to any waiver or amendment with respect to any Loan Document that has been consented to by the Required Lenders, provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall not have taken action under Section 2.23, within the requirements of Section 2.23, necessary to eliminate the continued need for payment of amounts owing pursuant to Section 2.19, 2.20 or 2.21 or to eliminate such illegality pursuant to Section 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided, that the Borrower shall be obligated to pay (or cause to be paid) the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3. LETTERS OF CREDIT

     3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower or any of its Subsidiary Guarantors on any Business Day during the Revolving Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is three Business Days prior to the Revolving Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

     (b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

     3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

     3.3 Fees and Other Charges. (a) The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility (minus the fronting fee referred to below), on the face amount of such Letter of Credit shared ratably among the Revolving Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee on the aggregate face amount of all outstanding Letters of Credit issued by it of (i) 0.25% per annum, in the case of Letters of Credit issued by JPMorgan Chase Bank and (ii) a rate per annum to be agreed, in the case of Letters of Credit issued by any other Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

     (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

     3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the financial condition of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing

     (b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

          (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

          3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on the Business Day following the date on which the Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in, (i) until the second Business Day next succeeding the date of the relevant notice, Section 2.15(b) and (ii) thereafter, Section 2.15(c).

          3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, or any other events or circumstances that, pursuant to applicable law or the applicable customs and practices promulgated by the International Chamber of Commerce, are not within the responsibility of the Issuing Lender, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender or its employees or agents. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender or its employees or agents. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

          3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender, which representations and warranties shall be deemed made on the Closing Date (immediately before and immediately after giving effect to the Transaction) and on the date of each borrowing of Loans or issuance of a Letter of Credit hereunder that:

          4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2004 (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transaction, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at March 31, 2004, assuming that the events specified in the preceding sentence had actually occurred at such date subject to normal year-end adjustments and the absence of footnotes.

          (b) The audited consolidated balance sheets of the Business as at December 31, 2001, December 31, 2002 and December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial condition of the Business, respectively, as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Business as at March 31, 2004, and the related unaudited consolidated statements of income and cash flows for the three-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Business, respectively, as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the absence of notes). All such financial statements have been prepared in accordance with GAAP.

          4.2 No Change. Since December 31, 2003, there has been no event, development or circumstance that has had or will have a Material Adverse Effect.

          4.3 Existence: Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified or in good standing would not have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

          4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow or have Letters of Credit issued hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except as would not have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Transaction, the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect or the failure to obtain which could not reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

     4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) except as would not have a Material Adverse Effect, violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

     4.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, reasonably likely to be commenced within a reasonable time period against the Borrower or any of its Subsidiaries or against any of their Properties or revenues which, taken as a whole, are material (a) with respect to any of the Loan Documents, or (b) that would reasonably be expected to have a Material Adverse Effect.

     4.7 No Default. No Default or Event of Default has occurred and is continuing.

     4.8 Ownership of Property; Liens. Except as set forth in Schedule 4.8, each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, in each case, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien except as permitted by the Loan Documents. Schedule 1.1B lists all real property which is owned or leased by any Loan Party as of the Closing Date.

     4.9 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No holding, injunction, decision or judgment has been rendered by any Governmental Authority and none of the Borrower or its Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would limit, cancel or question the validity of, or any Loan Party’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect. No claim has been asserted or threatened or is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries take all reasonable actions to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          4.10 Taxes. Each of Holdings, the Borrower and its Subsidiaries has filed or caused to be filed all federal, state, provincial and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; no tax Lien has been filed, and to the knowledge of the Borrower, no claim is being asserted, with respect to such tax, fee or other charge.

          4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board. If requested by any Lender (through the Administrative Agent) or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l referred to in Regulation U.

          4.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending that could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act, The Employment Standards Code (Manitoba), the Canada Labour Code or any other applicable Requirement of Law dealing with such matters that could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

          4.13 ERISA. (a) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any of its Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; neither the Borrower nor any of its Subsidiaries would become subject to any liability under ERISA if the Borrower or such Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and no Multiemployer Plan is in Reorganization or Insolvent.

          (b) The Borrower and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than Borrower and its Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower and its Subsidiaries to pay money.

          4.14 Canadian Benefit and Pension Plans. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Canadian Pension Plans are duly registered under all applicable provincial pension benefits legislation; (ii) all material obligations of the Borrower and each Subsidiary (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans, the Canadian Benefit Plans and the funding agreements therefor have been performed in a timely fashion; (iii) there are no outstanding disputes concerning the assets held pursuant to any such funding agreement; (iv) all contributions or premiums required to be made by the Borrower or any of its Subsidiaries to the Canadian Pension Plans and the Canadian Benefit Plans have been made in a timely fashion in accordance with the terms of such plans and applicable laws and regulations; (v) all employee contributions to the Canadian Pension Plans and the Canadian Benefit Plans required to be made by way of authorized payroll deduction have been properly withheld and fully paid into such plans in a timely fashion; (vi) all reports and disclosures relating to the Canadian Pension Plans and Canadian Benefit Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion; (vii) to the knowledge of the Borrower, there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans; (viii) there have been no partial terminations of any Canadian Pension Plan and, to the knowledge of the Borrower, no circumstances exist or have existed that could result, or be reasonably anticipated to result, in the declaration of a partial termination of any Canadian Pension Plan under applicable laws; (ix) no amount is owing by or in respect of any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute; (x) each of the Canadian Pension Plans which is a defined benefit registered pension plan is fully funded both on an ongoing basis and on a solvency basis pursuant to actuarial assumptions and methods which are utilized in the valuation last filed with the applicable governmental authorities for such plan and which are consistent with generally accepted actuarial principles; and (xi) the Borrower, after diligent enquiry, has neither any knowledge, nor any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim.

          4.15 Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

          4.16 Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date of this Agreement. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

          (b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to officers, employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of Holdings, the Borrower or any other Subsidiary.

          4.17 Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect:

          (a) the Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them; and (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.

          (b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations.

          (c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending.

          (d) neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law.

          (e) neither the Borrower nor any of its Subsidiaries has entered into or agreed to any written consent decree, order or settlement, or is subject to any written judgment, decree or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to any past or current non-compliance with or liability under any Environmental Law.

          (f) neither the Borrower nor any of its Subsidiaries has assumed or retained by contract, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law.

          4.18 Accuracy of Information, etc. No statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

          4.19 Security Documents. (a) Each of the Guarantee and Collateral Agreement, the Canadian Security Documents and the Netherlands Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein (including any proceeds of any item of Collateral). In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement and the CDN Guarantee and Collateral Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Administrative Agent, (ii) the other Collateral described in the Guarantee and Collateral Agreement and the Canadian Security Documents, as applicable, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) (which financing statements have been duly completed and executed (as applicable) and delivered to the Administrative Agent) and such other filings as are specified on Schedule 3 to each of the Guarantee and Collateral Agreement and the CDN Guarantee and Collateral Agreement, as applicable, are made and (iii) the Collateral described in the Netherlands Security Documents, when registered with the relevant Governmental Authority, as applicable, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the registrations required in connection with the Netherlands Security Documents, the filing of financing statements in the offices specified on Schedule 4.19(a) and the filings specified on Schedule 3 to each of the Guarantee and Collateral Agreement and the CDN Guarantee and Collateral Agreement, as applicable, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations (as defined in each of the Guarantee and Collateral Agreement, the Canadian Security Documents and the Netherlands Security Documents, as applicable), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3) to the extent required by the Guarantee and Collateral Agreement, the Canadian Security Documents and the Netherlands Security Documents, as applicable.

                    (b) Each of the Mortgages is effective to create in favor of the Administrative Agent for the benefit of the Lenders a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof; and when the Mortgages are filed in the offices specified on Schedule 4.19(b) (in the case of the Mortgages to be executed and delivered pursuant to Section 6.13(a)) or in the recording office designated by the Borrower (in the case of any Mortgage to be executed and delivered pursuant to Section 6.10(b)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage).

          4.20 Solvency. Each Loan Party is, and after giving effect to the Transaction and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

          4.21 Regulation H. No Mortgage encumbers improved real property which is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (except any Mortgaged Properties as to which such flood insurance as required by Regulation H has been obtained and is in full force and effect as required by this Agreement).

          4.22 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement and the CDN Guarantee and

Collateral Agreement, as applicable, constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Senior Subordinated Note Indenture.

SECTION 5. CONDITIONS PRECEDENT

          5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

          (a) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1 A, (ii) the Guarantee and Collateral Agreement, executed and delivered by Holdings, the Borrower and each non-Canadian Subsidiary Guarantor, (iii) each of the Canadian Security Documents, executed and delivered by each Canadian Subsidiary Guarantor, Holdings and the Borrower, as applicable, (iv) each of the Netherlands Security Documents, executed and delivered by each applicable Netherlands Subsidiary Guarantor and (v) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as applicable, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

          (b) Transaction, etc. The following transactions shall concurrently be consummated (the events described in clauses (i) through (v) below, the “Transaction”):

               (i) Holdings, directly or through its wholly-owned Subsidiaries, shall have acquired from the Vendors (as defined in the Acquisition Agreement), pursuant to the Acquisition Agreement, the Business, consisting of all of the issued and outstanding common stock or other equity interests of Dunlop Standard Aerospace Group (U.S.), Inc., Standard Aero Limited, Standard Aero (Asia) PTE Limited, Standard Aero (Australia) PTY Limited and Dunlop Standard Aerospace (Nederland) BV (the “Acquisition”);

               (ii) Holdings shall have received $212,000,000 from the proceeds of equity issued by Holdings to funds managed by the Sponsor, and such proceeds shall have been contributed to the Borrower;

               (iii) the Borrower shall have received at least $200,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes;

               (iv) the Administrative Agent shall have received satisfactory evidence that the fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $50,000,000; and

               (v) The Administrative Agent shall have received satisfactory evidence that (i) the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full and satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith and (ii) a notice of redemption shall have been delivered to all holders of the Existing Notes.

          (c) Pro Forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited balance sheets, together with all footnotes thereto, of the ERO Division of Dunlop Standard Aerospace Group for the 2002 and 2003 fiscal years and audited cash flow statements and income statements of the ERO Division of Dunlop Standard Aerospace Group for the 2001, 2002 and 2003 fiscal years and (iii) unaudited interim consolidated financial statements of the ERO Division of Dunlop Standard Aerospace Group for the last fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph.

          (d) Approvals. All material governmental (excluding the United States Department of Defense) and third party approvals necessary in connection with the Transaction, and the transactions contemplated hereby to be entered into as of the Closing Date shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the Transaction or the financing contemplated hereby.

          (e) Fees. The Agents shall have received all fees required to be paid (including those to be passed on to the Lenders), and all reasonable out-of-pocket expenses for which reasonably detailed invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Administrative Agent), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

          (f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the Chief Financial Officer on behalf of the Borrower, substantially in the form of Exhibit H hereto.

          (g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements, Personal Property Security Act financing statements, or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Party, except for Liens permitted by Section 7.3 or liens to be discharged on or prior to the Closing Date.

          (h) Closing Certificate. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

          (i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

               (i) the legal opinion of Latham & Watkins LLP, counsel to Holdings, the Borrower and its Subsidiaries, substantially in the form of Exhibit F;

               (ii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders; and

               (iii) the legal opinion of local counsel in each of Ontario, Manitoba, British Columbia, Quebec, Nova Scotia, the Netherlands and of such other special and local counsel as may be reasonably required by the Administrative Agent.

          (j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares, if any, of Capital Stock pledged pursuant to each of the Guarantee and Collateral Agreement, the CDN Guarantee and Collateral Agreement and the Netherlands Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any), excluding promissory notes issued by directors, officers and employees of any Loan Party, pledged to the Administrative Agent pursuant to each of the Guarantee and Collateral Agreement, the CDN Guarantee and Collateral Agreement and the Netherlands Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

          (k) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code or Personal Property Security Act financing statement) required by the Security Documents or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation.

          (1) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.3 of the Guarantee and Collateral Agreement.

          (m) Ratings. The Facilities shall have received a rating from each of Moody’s and S&P.

          (n) Consolidated Total Leverage Ratio. The Administrative Agent shall have received a certificate signed by a Responsible Officer on behalf of the Borrower certifying that the Consolidated Total Leverage Ratio shall not exceed 5.80 to 1.00 and supported by calculations reasonably satisfactory to, and with certain adjustments agreed upon by, the Administrative Agent.

          5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Loan or to issue or participate in any Letter of Credit hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

          6.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on Intralinks):

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated and unaudited consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated and unaudited consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the lack of notes);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          6.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender, or, in the case of clause (h), to the relevant Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1 (a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any new Subsidiary and of any change in the jurisdiction of organization of any other Loan Party and a listing of any material Intellectual Property filings by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date), together with such documents, if any, required to be filed or recorded in order to perfect the security interest of the Administrative Agent therein;

          (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income) (collectively, the “Annual Operating Budget”):

          (d) promptly after the same are sent, copies of all financial statements and reports that Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities (except for Private Investors) and, promptly after the same are filed, copies of all financial statements and reports that Holdings or the Borrower may make to, or file with, the SEC;

          (e) promptly upon delivery thereof to Holdings or the Borrower and to the extent permitted, copies of any accountants’ letters addressed to their respective Board of Directors (or any committee thereof);

          (f) promptly upon obtaining knowledge thereof: any development, event, or condition that could reasonably be expected to result in the payment by the Borrower and its Subsidiaries of a Material Environmental Amount;

          (g) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Subordinated Note Indenture; and

          (h) promptly, such additional financial and other information as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request.

          6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes, assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of Holdings, the Borrower or its Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.4 Conduct of Business and Maintenance of Existence, etc; Compliance. (a) Preserve, renew and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (b) Take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or the Canadian Intellectual Property Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          (c) Maintain insurance with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as insured party or loss payee. Upon the request of the Administrative Agent (such request not to be made more than once per year), the Borrower shall deliver to the Administrative Agent a report of a reputable insurance broker with respect to such insurance.

          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all material dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and during normal business hours (provided that such visits shall be coordinated by the Administrative Agent, and in no event shall there be more than one such visit per year except during the continuance of an Event of Default), (c) permit representatives of any Lender to discuss the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with officers and employees of Holdings, the Borrower and its Subsidiaries and (d) permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of Holdings, the Borrower and its Subsidiaries with its independent certified public accountants; provided, that any such discussions with the Borrower’s independent certified public accountants at the Borrower’s expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year.

          6.7 Notices. Promptly upon a Responsible Officer of any Loan Party obtaining knowledge thereof, give notice to the Administrative Agent (who shall promptly notify each Lender) of:

          (a) the occurrence of any Default or Event of Default;

          (b) any litigation, investigation or proceeding which may exist at any time between Holdings, the Borrower or any of its Subsidiaries and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

          (c) the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after the Borrower or any Subsidiary knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, Canadian Benefit

Plan or Canadian Pension Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, (iii) the occurrence of any similar events with respect to a Commonly Controlled Plan, Canadian Benefit Plan or Canadian Pension Plan, that would reasonably be likely to result in a direct obligation of the Borrower and its Subsidiaries to pay money, (iv) the occurrence of an unfunded liability on a solvency or a going concern basis in any Canadian Pension Plan, or (v) the termination or partial termination of a Canadian Pension Plan or the occurrence of any event that could result in the full or partial termination of any Canadian Pension Plan;

          (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

          (e) the acquisition of any Property after the Closing Date in which a security interest is required to be created or perfected pursuant to Section 6.10.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

          6.8 Environmental Laws. (a) Except as would not have a Material Adverse Effect, comply in all material respects with, and make commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and make commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits required by applicable Environmental Laws.

          (b) Except as would not have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other similar actions to the extent required under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

          6.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of Consolidated Total Leverage is subject to either a fixed interest rate or interest rate protection for a period of not less than two years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

          6.10 Additional Collateral, etc. (a) With respect to any Property (other than Vehicles, bank accounts, cash and Cash Equivalents) located in the United States, Canada or the Netherlands having a value, individually or in the aggregate of at least $1,000,000 acquired after the Closing Date by any Loan Party other than Holdings (other than (x) any interests in real property and any Property described in paragraph (c) or paragraph (d) of this Section, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Administrative Agent for the benefit of the Lenders does not have a perfected Lien, promptly (i) give notice of such Property to the Administrative Agent and execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement, the Canadian Security Documents or the Netherlands Security Documents, as applicable, or such other documents as the Administrative Agent reasonably requests to grant to the Administrative Agent for the benefit of the Lenders a security interest in such Property and (ii) take all actions reasonably requested by the Administrative Agent to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Administrative Agent, for the benefit of the Lenders, has a perfected security interest in such Property as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code or Personal Property Security Act financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Canadian Security Documents or the Netherlands Security Documents, as the case may be, or by law or as may be requested by the Administrative Agent. If any amount in excess of $1,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $5,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the Administrative Agent, duly indorsed in a manner reasonably satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement; provided, however, that in no event shall the Borrower be required to deliver to the Administrative Agent any Pledged Notes issued by directors, officers or employees of any Loan Party.

          (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any Loan Party other than Holdings (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), (i) give notice of such acquisition to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property (provided, that no Mortgage nor survey shall be obtained if the Administrative Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) if reasonably requested by the Administrative Agent, (A) provide the Lenders with title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (B) use commercially reasonable efforts to obtain any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

          (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), by any Loan Party other than Holdings, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement (or (A) to the applicable Canadian Security Documents if such new Subsidiary is formed under the laws of Canada or one of the provinces thereof or owns Property located in Canada or (B) to the Netherlands Security Documents if such new Subsidiary is formed under the laws of the Netherlands) or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) at the reasonable request of the Administrative Agent, cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, the CDN Guarantee and

Collateral Agreement or the Netherlands Security Documents, as applicable, and deliver a Quebec Security Document, as applicable, and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, the Canadian Security Documents or the Netherlands Security Documents, as applicable, with respect to such new Subsidiary (to the extent the Administrative Agent, for the benefit of the Lenders, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, the filing of Uniform Commercial Code or Personal Property Security Act financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, the Canadian Security Documents or the Netherlands Security Documents, as applicable, or by law or as may be reasonably requested by the Administrative Agent.

          (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party other than Holdings, promptly (i) give notice of such acquisition or creation to the Administrative Agent and, if requested by the Administrative Agent, execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by such Loan Party (provided, that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon.

          6.11 Further Assurances. Maintain the security interest created by the Guarantee and Collateral Agreement, the Canadian Security Documents and the Netherlands Security Documents as a perfected security interest having at least the priority described in Section 4.19 (to the extent such security interest can be perfected through the filing of UCC-1 or Personal Property Security Act financing statements or financing change statements, publication in the Quebec Registry of Personal and Movable Real Rights, the Intellectual Property filings to be made pursuant to Schedule 3 of the Guarantee and Collateral Agreement or the CDN Guarantee Collateral Agreement or the Netherlands Security Documents, as applicable, the registrations required pursuant to the Netherlands Security Documents, as applicable, or the delivery of Pledged Securities required to be delivered under the Guarantee and Collateral Agreement, the CDN Guarantee and Collateral Agreement or the Netherlands Security Documents, as applicable), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral as to which the Administrative Agent, for the ratable benefit of the Lenders, has a perfected Lien as of the Closing Date pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code or Personal Property Security Act (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the

Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

          6.12 Use of Proceeds. The proceeds of the Term Loans shall be used to effect the Transaction and to pay related fees and expenses. The proceeds of the Revolving Loans, the Swingline Loans and the Letters of Credit, shall be used to finance a portion of the Transaction (including purchase price adjustments), to finance Permitted Acquisitions and for other general corporate purposes of the Borrower and its Subsidiaries.

          6.13 Post Closing Real Property Matters. Within 60 days after the Closing Date:

          (a) Deliver to the Administrative Agent a Mortgage with respect to each Mortgaged Property, executed by a duly authorized officer of each party thereto.

          (b) If requested by the Administrative Agent, furnish (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and is located in a special flood hazard area, (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not earlier than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

          (c) Furnish to the Administrative Agent in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (iv) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (vi) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and (vii) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

          (d) To the extent reasonably available, furnish to the Administrative Agent a copy of (i) all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (a) above and (ii) all other material documents affecting the Mortgaged Properties.

          (e) Deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 7. NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

          7.1 Financial Condition Covenants.

          (a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio of the Borrower as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated
Fiscal Quarter Ending During	Leverage Ratio
Fiscal Year 2004	6.50:1.00
Fiscal Year 2005	6.25:1.00
Fiscal Year 2006	5.75:1.00
Fiscal Year 2007	5.25:1.00
Fiscal Year 2008	4.50:1.00
Fiscal Year 2009	4.00:1.00
Fiscal Year 2010	3.50:1.00
Fiscal Year 2011	3.00:1.00

          (b) Consolidated Net Interest Coverage Ratio. Permit the Consolidated Net Interest Coverage Ratio of the Borrower for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Consolidated Interest
Fiscal Quarter Ending During	Coverage Ratio
Fiscal Year 2004	2.00:1.00
Fiscal Year 2005	2.00:1.00
Fiscal Year 2006	2.25:1.00
Fiscal Year 2007	2.50:1.00
Fiscal Year 2008	2.75:1.00
Fiscal Year 2009	3.00:1.00
Fiscal Year 2010	3.25:1.00
Fiscal Year 2011	3.50:1.00

          7.2 Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

     (a) Indebtedness of any Loan Party pursuant to any Loan Document or Hedge Agreements;

     (b) Indebtedness (i) of the Borrower to any Subsidiary, (ii) of any Subsidiary Guarantor to the Borrower or any other Subsidiary and (iii) of any Excluded Foreign Subsidiary to another Excluded Foreign Subsidiary;

     (c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

     (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

          (e) Guarantee Obligations made in the ordinary course of business (i) by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor and (ii) by Excluded Foreign Subsidiaries of obligations of Excluded Foreign Subsidiaries;

          (f) Indebtedness of Excluded Foreign Subsidiaries, Canadian Subsidiary Guarantors and Netherlands Subsidiary Guarantors in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed an aggregate principal amount of $30,000,000 at any time;

          (g) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five Business Days;

          (h) Indebtedness of an Excluded Foreign Subsidiary to a Loan Party in an aggregate principal amount for all Excluded Foreign Subsidiaries not to exceed $25,000,000 at any time;

          (i) Indebtedness in the form of earn-outs and other contingent payments in respect of acquisitions (both before or after any liability associated therewith becomes fixed);

          (j) (i) (A) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $200,000,000 and (B) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes and (ii) any refinancings, refundings, renewals or extensions of any Indebtedness described in the foregoing clause (i); provided that (A) the principal amount thereof is not increased, (B) the weighted average life to maturity of the principal amount thereof has not decreased, nor the final maturity thereof shortened, (C) the obligations of the Borrower and the Subsidiary Guarantors in respect of such Indebtedness are subordinated to the Obligations to the same extent as the obligations of the Borrower and the Subsidiary Guarantors in respect of the Senior Subordinated Notes, (D) the interest rate applicable to and fees payable in connection with such Indebtedness is not in excess of that payable in respect of the Senior Subordinated Notes, and (E) such Indebtedness otherwise contains terms which are, when taken as a whole, at least as favorable to the Borrower and the Subsidiary Guarantors as the terms of the Indebtedness described in the foregoing clause (i);

          (k) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding;

          (1) (i) Indebtedness of the Borrower or any of its Subsidiaries pursuant to the agreement for any other acquisition permitted under Section 7.8(f) and (ii) Indebtedness of the Borrower under a Permitted Seller Note issued as consideration in connection with an acquisition permitted under Section 7.8(f), in an aggregate amount for clauses (i) and (ii) hereof not to exceed $20,000,000;

          (m) Indebtedness of the Borrower or any of its Subsidiaries in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

          (n) Indebtedness with respect to Purchase Card Arrangements in an aggregate amount not to exceed $40,000,000;

          (o) Indebtedness incurred by the Borrower or any of it Subsidiaries arising from agreements providing for indemnification related to sales or goods or adjustment of purchase price or similar obligations in any case incurred in connection with the disposition of any business, assets or Subsidiary of the Borrower; and

          (p) Indebtedness related to the conversion of contract status, with respect to the T-56 Engine and Accessories Support Sub-Contract, from government-furnished materials to contractor-furnished materials in an amount not to exceed $30,000,000 while this Agreement is in effect, subject to the negotiation of arrangements relating to the payment thereof (to the extent that any material portion of the principal amount thereof is required or anticipated to be paid in cash other than cash earned by the Borrower and its Subsidiaries in the performance of its obligations relating to such contract) that are reasonably satisfactory to the Administrative Agent.

          7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

          (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, to the extent required by GAAP;

          (b) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

          (d) deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d) and Liens created after the date hereof in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d), provided, that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

          (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(c) or 7.2(f) to finance the acquisition of fixed or capital assets, provided, that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and the proceeds thereof and (iii) the principal amount of Indebtedness secured thereby is not increased;

          (h) Liens created pursuant to the Security Documents;

          (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, and any financing statement filed in connection with any such lease;

          (j) (i) inchoate Liens arising from judgments in circumstances not constituting an Event of Default under Section 8(i) and (ii) Liens (other than inchoate Liens) arising from judgments in circumstances not constituting an Event of Default under Section 8(i) for a period not in excess of sixty (60) days after such Lien attaches to specific assets of a Loan Party;

          (k) Liens on property or assets acquired pursuant to an acquisition permitted under Section 7.8(h) (and the proceeds thereof) or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to an acquisition permitted under Section 7.8(h) and not created in contemplation thereof;

          (1) Liens on Property of Excluded Foreign Subsidiaries securing Indebtedness permitted by this Agreement to be incurred by such Excluded Foreign Subsidiaries;

          (m) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

          (n) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

          (o) other Liens with respect to obligations that do not exceed $5,000,000 at any one time outstanding;

          (p) Liens on assets of any Canadian Subsidiary Guarantor or any Netherlands Subsidiary Guarantor securing Indebtedness permitted by Section 7.2(f); provided that prior to the incurrence of such Liens, the Administrative Agent shall have entered into an intercreditor agreement and any amendments to the Canadian Security Documents and the Netherlands Security Documents, as applicable, providing for the sharing of the Collateral of such Canadian Subsidiary Guarantor and Netherlands Subsidiary Guarantor, as applicable, on an equal and ratable basis, on terms and conditions reasonably satisfactory to the Administrative Agent; and

          (q) Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Subsidiaries of goods through third parties in the ordinary course of business.

          7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

          (a) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided, that (i) such Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.10 in connection therewith);

          (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor;

          (c) any Excluded Foreign Subsidiary may be merged or consolidated with or into, or be liquidated into, another Excluded Foreign Subsidiary;

          (d) any Excluded Foreign Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Excluded Foreign Subsidiary;

          (e) Dispositions permitted by Section 7.5 may be consummated; and

          (f) any Investment expressly permitted by Section 7.8 may be structured as a merger, consolidation or amalgamation.

          7.5 Disposition of Property. Dispose of any of its owned Property (including, without limitation, receivables) or its leased real property located in San Antonio, Texas, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

          (a) the Disposition of obsolete or worn out property in the ordinary course of business;

          (b) (i) the sale of inventory in the ordinary course of business, (ii) the cross-licensing or non-exclusive licensing of Intellectual Property, in the ordinary course of business and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind (other than as set forth in clause (ii)), to the extent that the Property received in such exchange is of a value equivalent to the value of the Property exchanged (provided, that after giving effect to such exchange, the value of the Property of the Loan Parties subject to perfected first priority Liens in favor of the Administrative Agent under the Security Documents is not materially reduced);

          (c) Dispositions permitted by Section 7.4;

          (d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

          (e) the Disposition of other assets having a fair market value not to exceed 5% of consolidated total assets of the Borrower in the aggregate for any fiscal year of the Borrower;

          (f) any Recovery Event, provided, that the requirements of Section 2.12(b) are complied with in connection therewith;

          (g) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Borrower or its Subsidiaries;

          (h) the transfer for fair value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided, that the aggregate book value of all Property so transferred, plus, without duplication, the aggregate amount of Investments made pursuant to Section 7.8(h), shall not exceed 5% of consolidated total assets of the Borrower while this Agreement is in effect;

          (i) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

          (j) the Disposition of Engine Pool Assets;

          (k) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement; and

          (1) the Disposition of any Immaterial Subsidiary that is a Foreign Subsidiary.

          7.6 Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

          (a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

          (b) (i) the Borrower may pay dividends to Holdings to permit Holdings to purchase Holdings’ common stock or common stock options from present or former officers or employees of Holdings, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (i) in any fiscal year (net of any proceeds received by Holdings and contributed to the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed the lesser of (A) the sum of (1) $2,500,000 and (2) any Restricted Payments permitted (but not made) pursuant to this clause (i) in prior fiscal years and (B) $7,500,000, and (ii) the Borrower may pay dividends to Holdings to permit Holdings to pay management fees to the Sponsor pursuant to the terms of the Management Agreement;

          (c) the Borrower may pay dividends to Holdings to permit Holdings to (A) pay general and administrative expenses incurred in the ordinary course of business not to exceed $1,000,000 in any fiscal year and (B) pay any taxes to the extent Holdings is liable for such taxes and such taxes are attributable to the operations of the Borrower and its Subsidiaries; provided, however, that the Borrower shall not make any such tax distributions in excess of its and its Subsidiaries stand-alone tax liability in respect of such taxes;

          (d) the Borrower may make Restricted Payments to Holdings to effect the Transaction;

          (e) Excluded Foreign Subsidiaries may make Restricted Payments to other Excluded Foreign Subsidiaries; and

          (f) the Borrower may purchase fractional shares of the Borrower’s common stock arising out of stock dividends, splits or combinations or business combinations.

          7.7 Capital Expenditures. Make any Capital Expenditure, except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not to exceed in any fiscal year $25,000,000; provided, that (A) up to 100% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (B) Capital Expenditures made during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year as provided above.

          7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

          (a) extensions of trade credit in the ordinary course of business;

          (b) Investments in Cash Equivalents and Foreign Cash Equivalents;

          (c) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.2(b) and (e);

          (d) loans and advances to employees of Holdings, the Borrower or any of its Subsidiaries in the ordinary course of business (excluding travel and entertainment expenses, but including relocation expenses) in an aggregate amount (for the Borrower and all Subsidiaries) not to exceed $2,000,000 at any one time outstanding;

          (e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

          (f) Permitted Acquisitions (i) agreed to by the Required Lenders or (ii) in an aggregate purchase price (other than purchase price paid through the issuance of equity) amount not to exceed in any fiscal year an amount equal to $50,000,000 plus 50% of any increase in Consolidated EBITDA of the Borrower since the Closing Date up to the date of such Permitted Acquisition, with Consolidated EBITDA as of the Closing Date being deemed to be $88,229,000 and Consolidated EBITDA as of the date of such Permitted Acquisition being deemed to be Consolidated EBITDA for the most recent four fiscal quarters for which financial statements are available without giving effect to any pro forma treatment of such Permitted Acquisition;

          (g) loans by the Borrower to the officers and directors of Holdings or the Borrower or any of their Subsidiaries in connection with management incentive plans in an aggregate amount not to exceed $1,000,000 in any fiscal year and not to exceed $2,000,000 at any one time outstanding, provided that such officers and directors invest such loans in the Capital Stock of Holdings;

          (h) Investments by the Borrower and its Subsidiaries in joint ventures or similar arrangements; provided, that the aggregate amount of such Investments, plus, without duplication, the aggregate book value of Property transferred by the Borrower and its Subsidiaries to joint ventures or similar arrangements pursuant to Section 7.5(h), shall not exceed 5% of consolidated total assets of the Borrower while this Agreement is in effect;

          (i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

          (j) Investments by any Excluded Foreign Subsidiary in other Excluded Foreign Subsidiaries;

          (k) Investments in existence on the Closing Date and listed on Schedule 7.8;

          (1) Investments of the Borrower or any Subsidiary under Hedge Agreements permitted hereunder;

          (m) Investments of any Person in existence at the time such Person becomes a Subsidiary of the Borrower; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Borrower;

          (n) Investments by the Borrower and the Subsidiary Guarantors in the form of loans and advances to Excluded Foreign Subsidiaries permitted to be incurred by the Excluded Foreign Subsidiaries under Section 7.2(h);

          (o) the Acquisition;

          (p) Investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested, less any returns on the respective Investment not to exceed the original amount invested) at no time exceeds $30,000,000 at the time made; and

          (q) Subsidiaries may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, such Subsidiary complies with the provisions of Section 6.10(c) and (ii) if such new Subsidiary is an Excluded Foreign Subsidiary, such Subsidiary complies with the provisions of Section 6.10(d), provided, that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.8(f), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.10(c) or Section 6.10(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days).

          7.9 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, any Senior Subordinated Notes, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance (except, in each case, in connection with any refinancing permitted under Section 7.2(j)), or enter into any derivative or other transaction with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such

Derivatives Counterparty as a result of any change in market value of any Senior Subordinated Notes, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Senior Subordinated Notes, if such modification would (i) increase the principal amount thereof (other than any such increase in principal amount arising from interest payments paid in kind), (ii) increase the interest rate payable in cash, (iii) reduce the ability of Holdings to pay interest in kind, (iv) shorten the maturity thereof, (v) make the subordination terms thereof less favorable to the Lenders, (vi) require Holdings or the Borrower to maintain compliance with any financial covenants, whether compliance with such covenants is required at all times or is tested only at the end of any fiscal period, (vii) provide for any default under such Senior Subordinated Notes in the case of a Default or Event of Default under this Agreement or (viii) prohibit, restrict or limit the ability of Holdings to act, or refrain from acting, in a manner permitted by this Agreement, or (c) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of the Senior Subordinated Note Indenture.

          7.10 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower, any Subsidiary Guarantor or any Excluded Foreign Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Subsidiaries may (i) pay to the Sponsor and its Affiliates fees and expenses pursuant to the Management Agreement, (ii) enter into any transaction with an Affiliate that is expressly permitted by the terms of this Agreement to be entered into by the Borrower or such Subsidiary with an Affiliate and (iii) without being subject to the terms of this Section 7.10, enter into any transaction with any Person which is an Affiliate of the Borrower only by reason of such Person and the Borrower having common directors. For the avoidance of doubt, this Section 7.10 shall not apply to employment arrangements with, and payments of compensation or benefits to or for the benefit of, management.

          7.11 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which is to be sold or transferred by the Borrower or such Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except for sales or transfers (i) in connection with dispositions of Engine Pool Assets, (ii) that do not exceed $25,000,000 in the aggregate at any time outstanding or (iii) between the Borrower and any Subsidiary Guarantor or between Subsidiary Guarantors.

          7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

          7.13 Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Collateral Agreement, the Canadian Security Documents or the Netherlands Security Documents, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses pursuant to which the Borrower is the licensee of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation, (e) the Senior Subordinated Note Indenture (and the instruments or agreements governing any Indebtedness permitted pursuant to Section 7.2(j)(ii)), (f) any agreements regarding Indebtedness of any Excluded Foreign Subsidiary (in which case, any prohibition or limited shall only be effective against the assets of such Excluded Foreign Subsidiary and its Subsidiaries) and (g) prohibitions and limitations in effect on the date hereof and listed on Schedule 7.13.

          7.14 Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary or (b) make Investments in the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions set forth in the Senior Subordinated Note Indenture (and the instruments or agreements governing any Indebtedness permitted pursuant to Section 7.2(j)(ii)), (iv) any restrictions contained in agreements related to Indebtedness of any Excluded Foreign Subsidiary (in which case such restriction shall relate only to such Excluded Foreign Subsidiary and its Subsidiaries) and (v) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property).

          7.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for the Business or a business reasonably related thereto or that are reasonable extensions thereof.

          7.16 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

          7.17 Changes in Jurisdictions of Organization: Name. Except upon prompt written notice (but in any event no later than five (5) Business Days after consummating an activity referred to in clause (a) or (b) below) to the Administrative Agent and delivery to the Administrative Agent of all additional executed financing statements, financing change statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for in the Security Documents:

          (a) change its jurisdiction of organization; or

          (b) change its name.

SECTION 8. EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any Reimbursement Obligation or interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such Reimbursement Obligation, interest or other amount becomes due in accordance with the terms hereof; or

          (b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

          (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or Section 7; or

          (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after such Loan Party receives from the Administrative Agent or any Lender notice of the existence of such default; or

          (e) The Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable; provided, that (A) a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $15,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate and (B) this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by the Borrower or any of its Subsidiaries and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

          (f) (i) Holdings, the Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, the Borrower or any of its Subsidiaries (other than any Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) The Borrower or any of its Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Subsidiary, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Subsidiary shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability as a result of a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan or a Commonly Controlled Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of the Borrower and its Subsidiaries to pay money that could have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving for the Borrower and its Material Subsidiaries taken as a whole a liability (not paid or fully covered by insurance or effective indemnity) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i) Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.16), to be in full force and effect in any material respect, or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby; provided, that there shall be no Event of Default under this clause (i) to the extent such Event of Default arises from (A) the resignation of the Administrative Agent or (B) the negligence or willful misconduct of the Administrative Agent following a reasonable request from the Borrower to execute any document or take any other action relating to such Security Document or the Liens granted thereunder; or

          (j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 10.16), to be in full force and effect in any material respect or any Loan Party shall so assert; or

          (k) (i) Holdings shall cease to own 100% of the Capital Stock of the Borrower or Holdings shall incur, create, assume or suffer to exist any Lien on the Capital Stock of the Borrower (other than under the Loan Documents); or (ii) if Holdings’ Capital Stock is not traded on a nationally-recognized stock exchange, the Private Investors shall cease to own, free and clear of all Liens, at least 50.1% of the Capital Stock of Holdings; or (iii) if Holdings’ Capital Stock is traded on a nationally-recognized stock exchange, the Private Investors shall cease to own, free and clear of all Liens, at least 30% of the Capital Stock of Holdings and any other shareholder shall own a greater amount, or (iv) at any time and for any reason whatsoever, a majority of the Board of Directors of Holdings shall not be Continuing Directors, or (v) a Specified Change of Control shall occur; or

          (1) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Revolving Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower then due and owing hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

          9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

          9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower effective upon appointment of a successor Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Administrative Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

          9.10 Authorization to Release Liens and Guarantees. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or Guarantee Obligations contemplated by Section 10.16.

          9.11 Quebec. (a) Without prejudice to the foregoing, each Lender and each provider of a Specified Hedge Agreement and/or Specified Cash Management Arrangement (collectively, the “Quebec Secured Parties”) and the Administrative Agent (in its sole capacity as the initial holder of the Debentures (as defined below) hereby irrevocably appoints and authorizes the Administrative Agent to act as the person holding the power of attorney (in such capacity, the “fonde de pouvoir”) of all present and future Quebec Secured Parties and holders of the Debentures as contemplated under Article 2692 of the Civil Code of Quebec for the purposes of holding any security granted under the Quebec Security Documents pursuant to the laws of the Province of Quebec to secure payment of debentures or any titles of indebtedness issued by any Loan Party (collectively, the “Quebec Security Granting Parties”) (which debentures, as amended, restated, replaced, modified or supplemented at any time shall, for purposes of this Section 9.11, be referred to as the “Debentures”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties which are conferred upon the fondé de pouvoir under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each Quebec Secured Party hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian on its own behalf as Administrative Agent and for and on behalf of the present and future Quebec Secured Parties to hold and to be the sole registered holder of any Debenture or other title of indebtedness, the whole notwithstanding Section 32 of the Act respecting the special powers of legal persons (Quebec) or any other applicable law. In this respect, (i) the Custodian shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such Debenture or other title of indebtedness and owing to each Quebec Secured Party in accordance with Section 10.6 and (ii) each Quebec Secured Party will be entitled to the benefits of any charged property covered by any hypothec and will participate in the proceeds of realization of any such charged property, the whole in accordance with the terms of the Loan Documents.

          (b) Each of the fondé de pouvoir and the Custodian shall (i) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms of the Loan Documents, all rights and remedies given to fondé de pouvoir and the Custodian (as applicable) with respect to the charged property under any hypothec, any Debenture, any other title of indebtedness or pledge thereof relating to any hypothec, applicable laws or otherwise, (ii) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (iii) be entitled to delegate from time to time any of its powers or duties under any hypothec, any Debenture, any other title of indebtedness or pledge thereof relating to any hypothec, applicable laws or otherwise and on such terms and conditions as it may determine from time to time. Any person who becomes a Lender, any assignee of a Quebec Secured Party and any assignee of a holder of Debentures or other titles of indebtedness shall, by execution of the relevant assignment agreement or otherwise, be deemed to have consented to and confirmed, and ratified the constitution of: (A) the fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, a Quebec Secured Party or a holder of Debentures or other titles of indebtedness, all actions taken by the fondé de pouvoir in such capacity and (B) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Lender, a Quebec Secured Party or a holder of Debentures or other titles of indebtedness, all actions taken by the Custodian in such capacity.

          (c) The Administrative Agent hereby agrees to act as such fondé de pouvoir and Custodian.

          (d) The parties hereto expressly waive the provisions and protection of Section 32 of the Act respecting the special powers of legal persons (Quebec). The Administrative Agent may acquire and be the holder of the Debentures or other titles of indebtedness. Each of the parties hereto acknowledge and agree that the Debentures constitute a title of indebtedness as such term is used in Article 2692 of the Civil Code of Quebec.

          (e) Notwithstanding Section 10.11, the provisions of this Section 9.11 shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

          9.12 Co-Syndication Agents. The Co-Syndication Agents shall not have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10. MISCELLANEOUS

          10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Administrative Agent, the Swingline Lender, the Issuing Lender, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (A) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (B) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly and adversely affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or the CDN Guarantee and Collateral Agreement, as applicable, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.6 or 2.7 without the written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

          10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Standard Aero Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg, Manitoba, Canada
Attention: Bradley Bertouille
Telecopy: 204-784-9647
Telephone: 204-987-8860

with a copy to:

The Carlyle Group
1001 Pennsylvania Avenue, N.W., Suite 220 South
Washington, D.C. 20004
Attention: Andrew S. Shinn
Telecopy: 202-347-5550
Telephone: 202-347-2626

Administrative Agent:	JPMorgan Chase Bank
1111 Fannin, 10th Floor
Loan and Agency Services Group
Houston, Texas 77002
Attention: Peggy Sanders
Telecopy: 713-750-2938
Telephone: 713-750-7940

With a copy to:	JPMorgan Chase Bank

270 Park Avenue, 4th Floor
New York, New York 10017
Attention: Richard C. Smith
Telecopy: 212-270-5100
Telephone: 212-270-5435

provided that any notice, request or demand to or upon the Administrative Agent, the Lenders or the Borrower shall not be effective until received.

          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

          10.5 Payment of Expenses; Indemnification. The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all their respective reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto, and, as to the Administrative Agent only, the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent (including one primary counsel and such local counsel as the Administrative Agent may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction) in connection with all of the foregoing, (b) to pay or reimburse each Lender and the Administrative Agent for all their documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the documented fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, or reimburse each Lender and the Administrative Agent for, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other

Loan Documents and any such other documents and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found to have resulted from the gross negligence or willful misconduct of such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Senior Vice President - Finance (Telephone No. 204-987-8860) (Fax No. 204-784-9647), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Obligations.

          10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

          (b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

     (C) the Issuing Lender, provided that no consent of the Issuing Lender shall be required for an assignment of all or any portion of a Term Loan.

     (ii) Assignments shall be subject to the following additional conditions:

     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Facility, $1,000,000) unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

     (B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds; and

     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

            For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c)(i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d).

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

          10.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

          10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof.

          10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

     (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

     (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          10.13 Judgment Currency.

          (a) If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (the “Judgment Currency”) an amount due under this Agreement or any other Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the State of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made being referred to as the “Judgment Conversion Date”).

          (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.13(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt of the amount due in immediately available funds, the Borrower shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from the Borrower under this Section 10.13 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement. The term “rate of exchange” in this Section means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

          10.14 Acknowledgments. The Borrower hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

          10.15 Confidentiality. The Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its affiliates, whether in writing, orally, by observation or otherwise and whether furnished before or after the Closing Date (“Confidential Information”), strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transaction and negotiating, making available, syndicating and administering the Credit Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with no less than adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except (1) to its directors, officers, employees, counsel and other representatives (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes, (2) to prospective Lenders and participants in connection with the syndication (including secondary trading) of the Facilities and Commitments and Loans hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms, (3) upon the request or demand of any Governmental Authority having jurisdiction over it, (4) in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (5) to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities, (6) that has been publicly disclosed other than in breach of this Section 10.15, (7) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (8) to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents. Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement.

          10.16 Release of Collateral and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition, to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents.

          (b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement or any Specified Cash Management Arrangement) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge

Agreements. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

          10.17 Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

          10.18 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          10.19 USA PATRIOT ACT. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

          10.20 Parallel Debt. With a view to the Parallel Debt (as defined in the Guarantee and Collateral Agreement) created pursuant to Section 2.9 of the Guarantee and Collateral Agreement, each of the Lenders and the Agents agrees and confirms that to the extent the Administrative Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt of a Netherlands Subsidiary Guarantor, the Administrative Agent shall distribute that amount among the Lenders or Agents that are creditors of the Obligations (as defined in the Guarantee and Collateral Agreement) of that Netherlands Subsidiary Guarantor in accordance with this Agreement and the Guarantee and Collateral Agreement relating to the distribution of proceeds. Upon irrevocable receipt by a Lender or agent of any amount so distributed to it (a “Received Amount”), the Obligations of that Netherlands Subsidiary Guarantor to the relevant Lender(s) or Agent(s) shall be reduced by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Obligations on the date of receipt by that Lender or Agent of the Received Amount.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

STANDARD AERO HOLDINGS, INC.

By:	/s/ [ILLEGIBLE]

Name:
Title:

Signature Page to Credit Agreement

POST HIGH YIELD, LP BY: POST ADVISORY GROUP, LLC AS GENERAL PARTNER

By:	/s/ Lawrence A. Post

Name: Lawrence A. Post Title: Chairman

Signature Page to Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION
Name of Lender

By:	/s/ Brian P. Schwinn

Name:	Brian P. Schwinn
Tltle:	Duly Authorized Signatory

Signature Page to Credit Agreement

KZH CYPRESSTREE-1 LLC

By:	/s/ Susan Lee

Name: SUSAN LEE Title: AUTHORIZED AGENT

Signature Page to Credit Agreement

KZH PONDVIEW LLC

By:	/s/ Susan Lee

Name: SUSAN LEE Title: AUTHORIZED AGENT

Signature Page to Credit Agreement

KZH SOLEIL-2LLC

By:	/s/ Susan Lee

Name: SUSAN LEE Title: AUTHORIZED AGENT

Signature Page to Credit Agreement

KZH STERLING LLC

By:	/s/ Susan Lee

Name: SUSAN LEE Title: AUTHORIZED AGENT

Signature Page to Credit Agreement

Crédit Industriel et Commercial

By:	/s/ Brian O’Leary

Name: Brian O’Leary
Title: Vice President

By:	/s/ Sean Mounier

Name: Sean Mounier
Title: Vice President

LEHMAN BROTHERS INC.

By:	/s/ [ILLEGIBLE]

Name: Title:

Signature Page to Credit Agreement

LEH MAN COMMERCIAL PAPER INC.

By:	/s/ [ILLEGIBLE]

Name: Title:

Signature Page to Credit Agreement

NATEXIS BANQUES POPULAIRES

Name of Lender

By:	/s/ FRANK H. MADDEN, JR.
	Name:	FRANK H. MADDEN, JR.
Title: VICE PRESIDENT & GROUP MANAGER

By:	/s/ JORDAN H. LEVY
Name: JORDAN H. LEVY
	Title:	ASSISTANT VICE PRESIDENT

Signature Page to Credit Agreement

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch
By:	/s/ Peter Chanvin
Peter Chanvin
Vice President

By:	/s/ Vanessa Gomez
Vanessa Gomez
Associate

Signature Page to Credit Agreement

JPMORGAN SECURITIES INC.
By:	/s/ Thomas H. Kozlark
Name: Thomas H. Kozlark
	Title:	Vice President

Signature Page to Credit Agreement

JPMORGAN CHASE BANK
By:	/s/ Thomas H. Kozlark
Name: Thomas H. Kozlark
	Title:	Vice President

Signature Page to Credit Agreement

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

          This Compliance Certificate is delivered to you pursuant to Section 6.2 of the Credit Agreement, dated as of August 24, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Standard Aero Holdings, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Lehman Commercial Paper Inc. and Credit Suisse First Boston, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMorgan Chase Bank, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          1. At the end of the accounting period, for the accounting period ended                 , covered by the financial statements attached hereto as Attachment 1, the Borrower has no knowledge of the existence of any condition or event which constitutes a Default or Event of Default [, except as set forth below].

          2. Attached hereto as Attachment 2 are the computations showing compliance with the covenants set forth in Sections 7.1 and 7.7 of the Credit Agreement.

          [3. Include description of any new Subsidiary, any change in jurisdiction of incorporation and any material Intellectual Property filings, to the extent not previously disclosed to the Administrative Agent.]

          IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed as of this                      day of                     , 200  .

STANDARD AERO HOLDINGS, INC.
By:
Name:
Title:

Attachment 1
to Compliance Certificate

[Financial Statements]

Attachment 2
to Compliance Certificate

          The information described herein is as of                     , 200  , and pertains to the period from                     , 200   to                     , 200  .

[Covenant Calculations]

EXHIBIT C

FORM OF CLOSING CERTIFICATE

          Pursuant to section 5.1(h) of the Credit Agreement dated as of August 24, 2004, among Standard Aero Holdings, Inc., as Borrower, the several lenders from time to time parties thereto, Lehman Commercial Paper Inc. and Credit Suisse First Boston, as co-syndication agents and JPMorgan Chase Bank, as administrative agent (the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement), the undersigned [Insert name of officer] [Insert title of officer] of                      (the “Company”), hereby certifies on behalf of the Company as follows:

1.	The representations and warranties of the Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Company pursuant to any of the Loan documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2.	is the duly elected and qualified Corporate Secretary of the Company and the signature set forth for such officer below is such officer’s true and genuine signature.

3.	No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Loans and other extensions of credit to be made on the date hereof [Borrower only].

          The undersigned Corporate Secretary of the Company hereby certifies as follows:

1.	Attached hereto as Annex 1 is a true and complete copy of a Certificate of Good Standing or the equivalent from the Company’s jurisdiction of organization dated as of a recent date prior to the date hereof. There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Company.

2.	Attached hereto as Annex 2 is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on , 2004, such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein.

3.	Attached hereto as Annex 3 is a true and complete copy of the Bylaws of the Company as in effect on the date hereof.

4.	Attached hereto as Annex 4 is a true and complete certified copy of the Articles of Incorporation of the Company as in effect on the date hereof, and such Articles of Incorporation have not been amended, repealed, modified or restated.

5.	The following persons are now duly elected and qualified officers of the Company holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by the Company pursuant to the Loan Documents to which it is a party:

Name	Office	Signature

6.	Latham & Watkins LLP may rely on this certificate in rendering its opinion.

          IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name:	Name:
Title:	Title:

Date:                     , 2004

Annex 1
to Closing Certificate

[Certificate of Good Standing]

Annex 2
to Closing Certificate

[Board Resolutions]

Annex 3
to Closing Certificate

[Bylaws]

Annex 4
to Closing Certificate

[Articles of Incorporation]

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

          Reference is made to the Credit Agreement, dated as of August 24, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Standard Aero Holdings, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Lehman Commercial Paper Inc. and Credit Suisse First Boston, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMorgan Chase Bank, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

          The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows:

     1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

     2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Affiliates or any other obligor or the performance or observance by the Borrower, any of its Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

     3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance

 2

with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.20(d) of the Credit Agreement.

     4. The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

     5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

     6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

     7. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Assumption with respect to
the Credit Agreement, dated August 24, 2004 among Standard Aero Holdings, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”) and JPMorgan Chase Bank, administrative agent (in such capacity, the “Administrative Agent”)

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal
Credit Facility Assigned	Amount Assigned	Commitment Percentage Assigned
	$	%

[Name of Assignee]	[Name of Assignor]

By:	By:

Title:	Title:

Accepted for Recordation in the Register:	Required Consents (if any):

JPMorgan Chase Bank, as	[Standard Aero Holdings, Inc.]
Administrative Agent

By:	By:

Title:	Title:

JPMorgan Chase Bank, as
Administrative Agent

By:

Title:

JPMorgan Chase Bank, as
Issuing Lender

By:

Title:

EXHIBIT G

FORM OF EXEMPTION CERTIFICATE

          Reference is made to the Credit Agreement, dated as of August 24, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Standard Aero Holdings, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto as Lenders (the “Lenders”), Lehman Commercial Paper Inc. and Credit Suisse First Boston as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMorgan Chase Bank, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                                                   (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.20(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

          1. The Non-U.S. Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

          2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code. In this regard, the Non-U.S. Lender further represents and warrants that:

     (a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

     (b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

     3. The Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

     4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

          IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]
By:
Name:
Title:

Date:

EXHIBIT H

FORM OF SOLVENCY CERTIFICATE

          Pursuant to Section 5.1(f) of the Credit Agreement, dated as of August 24, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Standard Aero Holdings, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement as lenders (the “Lenders”), Lehman Commercial Paper Inc. and Credit Suisse First Boston, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMorgan Chase Bank, as administrative agent (in such capacity, the “Administrative Agent”), the undersigned hereby certifies that he is the duly elected and acting Chief Financial Officer of the Borrower, and that as such he is authorized to execute and deliver this Solvency Certificate on behalf of the Borrower.

          The Borrower further certifies that the Borrower and its Subsidiaries, on a consolidated basis, are Solvent after giving effect to the initial extensions of credit to be made on the Closing Date and the consummation of the Transaction on the Closing Date.

     IN WITNESS WHEREOF, the undersigned Borrower has caused this Solvency Certificate to be executed as of this                      day of                     , 2004.

STANDARD AERO HOLDINGS, INC.
By:
Name:
	Title:	Chief Financial Officer